SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Penwest Pharmaceuticals Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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 Penwest Pharmaceuticals Co.

39 Old Ridgebury Road, Suite 11

Danbury, Connecticut 06810-5120

May 6, 2003

Dear Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders of Penwest Pharmaceuticals Co. to be held on Wednesday, June 4, 2003 at 11:00 a.m. at 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810.

      In addition to the items set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on current activities of the Company and will provide an opportunity to discuss matters of interest to you as a shareholder.

      We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please sign, date and promptly return the enclosed proxy to ensure that your shares are represented. Alternatively, you may also vote your shares over the Internet or by telephone. Please refer to the enclosed proxy for instructions. If you so desire, you may withdraw your proxy and vote in person at our Annual Meeting.

      On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Penwest.

Very truly yours,

TOD R. HAMACHEK
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
SOLICITATION OF PROXIES
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS

PENWEST PHARMACEUTICALS CO.

39 Old Ridgebury Road, Suite 11
Danbury, Connecticut 06810-5120

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 4, 2003

To the Shareholders:

      Notice is hereby given that the Annual Meeting of Shareholders of Penwest Pharmaceuticals Co., a Washington corporation (the “Company”), will be held at 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810, on Wednesday, June 4, 2003, at 11:00 a.m., for the following purposes:

1.	To elect three Class III directors for the ensuing three years;

2.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the current fiscal year; and

3.	To transact such other business as may properly come before the meeting or at any adjournment or postponement thereof.

      The Board of Directors has no knowledge of any other business to be transacted at the meeting or at any adjournment or postponement thereof.

      A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2002, which contains financial statements and other information of interest to shareholders, accompanies this notice and the enclosed proxy statement.

      Only shareholders of record at the close of business on April 9, 2003 are entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

JENNIFER L. GOOD
Corporate Secretary

Danbury, Connecticut
April 30, 2003

IMPORTANT

     Whether or not you plan to attend the meeting, please sign, date and return promptly the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States. Alternatively, please vote over the Internet or by telephone by following the instructions on the enclosed proxy. Promptly signing, dating and returning the proxy or otherwise voting your shares will save the Company the additional expense of further solicitation.

PENWEST PHARMACEUTICALS CO.

39 Old Ridgebury Road, Suite 11
Danbury, Connecticut 06810-5120

PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Penwest Pharmaceuticals Co., a Washington corporation (“Penwest” or the “Company”), to be voted at the 2003 Annual Meeting of Shareholders of the Company to be held at 11:00 a.m. on June 4, 2003, at 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810, and at any adjournment or postponement thereof.

      The Notice of the Meeting, this Proxy Statement, the enclosed proxy, the Company’s 2002 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission, without exhibits, are being mailed to shareholders on or about May 6, 2003. Exhibits to the Company’s Annual Report on Form 10-K will be provided upon written request and payment of an appropriate processing fee. Please address all such requests to the Company, Attention of Jennifer L. Good, Chief Financial Officer, 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810-5120.

Voting Securities and Votes Required

      On April 9, 2003, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote an aggregate of 15,587,463 shares of Common Stock of the Company, $.001 par value per share (the “Common Stock”).

      The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting shall constitute a quorum for the transaction of business at the meeting. Shares of Common Stock present in person or represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares of Common Stock are voted.

      The director candidates elected will be those receiving the largest number of votes cast by shareholders entitled to vote in the election, up to the number of directors to be elected. The votes cast by the shareholders entitled to vote favoring the action must exceed the votes cast by the shareholders entitled to vote opposing the action for the ratification of the selection of the Company’s independent auditors.

      Shares will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter, if the holder of the shares either withholds the authority to vote for a particular director nominee or nominees or abstains from voting on a particular matter or if the shares are held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”). Accordingly, withheld shares, abstentions and broker non-votes will have no effect on the election of directors or the ratification of the selection of the Company’s independent auditors.

      Shareholders may vote by any one of the following means:

•	By mail;

•	By telephone (toll free);

•	Over the internet; or

•	In person, at the meeting.

      To vote by mail, please sign, date and complete the enclosed proxy and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy is mailed in the United States. Instructions for voting by using a toll-free telephone number or over the Internet can be found on your proxy. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

      All proxies will be voted in accordance with the instructions of the shareholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the meeting. Attendance at the meeting will not itself be deemed to revoke a proxy unless the shareholder gives affirmative notice at the meeting that the shareholder intends to revoke the proxy and vote in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information, as of April 22, 2003, regarding the beneficial ownership of the Company’s Common Stock (i) by any person known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock, (ii) by each director, (iii) by each of the Company’s executive officers and former executive officers named in the Summary Compensation Table below and (iv) by the directors and executive officers as a group.

	Number of Shares of
	Common Stock		Percent of
Name (and Address for Beneficial Owners over 5%)	Beneficially Owned(1)		Class(2)

5% Shareholders:
John P. Curran	1,024,772	(3)	6.6%
237 Park Avenue New York, NY 10017

Tod R. Hamachek	967,625	(4)	6.0%
39 Old Ridgebury Road, Suite 11 Danbury, Connecticut 06810-5120

Other Directors:
Paul E. Freiman	69,787	(5)	*
Jere E. Goyan	62,452	(6)	*
Rolf H. Henel	49,333	(7)	*
Robert J. Hennessey	62,205	(8)	*
John N. Staniforth	71,249	(9)	*
Anne M. VanLent	68,116	(10)	*

Other Named Executive Officers:
Anand R. Baichwal	191,019	(11)	1.2%
Jennifer L. Good	207,702	(12)	1.3%
Stephen J. Berté, Jr.	134,588	(13)	*
All directors and executive officers as a group (9 persons)	1,884,076	(14)	11.2%

*	Represents less than 1%.

(1)	The number of shares beneficially owned by each person or entity known by the Company to own beneficially more than 5% of the outstanding voting stock, and each director and executive officer of the Company is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual or group has sole or shared voting power or investment power and also any shares which an individual or group has the right to acquire within 60 days after April 22, 2003 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or group named in the table has sole voting and investment power (or shares such power with his or her spouse) with respect to all shares or common stock listed as owned by such person or entity.

(2)	Percentage ownership calculations are based on 15,587,463 shares of common stock outstanding as of April 22, 2003. Any shares that may be acquired by a person or entity upon the exercise of stock options within 60 days of April 22, 2003 are deemed to be outstanding for the purpose of calculating the percentage of the outstanding common stock owned by such person or entity. These shares, however, are not considered outstanding when computing the percentage ownership of any other person or entity.

(3)	Consists of 928,772 shares of Common Stock for which John P. Curran has sole voting power and 96,000 of which Mr. Curran has shared dispositive power. The foregoing information is based solely on a Schedule 13G/ A, dated February 27, 2003, filed with the Securities and Exchange Commission by Mr. Curran.

(4)	Includes 503,625 shares subject to outstanding stock options held by Mr. Hamachek, which are exercisable within the 60-day period following April 22, 2003.

(5)	Includes 48,209 shares subject to outstanding stock options held by Mr. Freiman, which are exercisable within the 60-day period following April 22, 2003.

(6)	Includes 44,952 shares subject to outstanding stock options held by Dr. Goyan, which are exercisable within the 60-day period following April 22, 2003.

(7)	Includes 30,333 shares subject to outstanding stock options held by Mr. Henel, which are exercisable within the 60-day period following April 22, 2003.

(8)	Includes 44,705 shares subject to outstanding stock options held by Mr. Hennessey, which are exercisable within the 60-day period following April 22, 2003.

(9)	Includes 49,128 shares subject to outstanding stock options held by Dr. Staniforth, which are exercisable within the 60-day period following April 22, 2003.

(10)	Includes 50,616 shares subject to outstanding stock options held by Ms. VanLent, which are exercisable within the 60-day period following April 22, 2003.

(11)	Consists of 191,019 shares subject to outstanding stock options held by Dr. Baichwal, which are exercisable within the 60-day period following April 22, 2003.

(12)	Includes 207,102 shares subject to outstanding stock options held by Ms. Good, which are exercisable within the 60-day period following April 22, 2003.

(13)	Consists of 134,588 shares subject to outstanding stock options held by Mr. Berté, which are exercisable within the 60-day period following April 22, 2003. Mr. Berté’s employment with the Company ended on February 26, 2003, as a result of the sale of the Company’s excipient business.

(14)	Includes an aggregate of 1,304,277 shares subject to outstanding stock options which are exercisable within the 60-day period following April 22, 2003.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

      The Company has a classified Board of Directors consisting of two Class I Directors, two Class II Directors and three Class III Directors. At each annual meeting of shareholders, directors are elected for a full term of three years to succeed those whose terms are expiring. Three Class III Directors will be elected at the meeting for a three-year term expiring at the 2006 Annual Meeting. The term for the Class I Directors will expire at the 2004 Annual Meeting, and the term for the Class II Directors will expire at the 2005 Annual Meeting.

      The Board of Directors has nominated Tod R. Hamachek, Robert J. Hennessey and Dr. John N. Staniforth for election as Class III Directors. The persons named in the enclosed proxy will vote to elect, as Class III Directors, Messrs. Hamachek and Hennessey and Dr. Staniforth, the director nominees named below, unless the proxy is marked otherwise. Messrs. Hamachek and Hennessey and Dr. Staniforth are currently directors of the Company.

      Each Class III Director will be elected to hold office until the annual meeting of shareholders to be held in 2006 and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. The Board of Directors recommends the election of Tod R. Hamachek, Robert J. Hennessey and Dr. John N. Staniforth as Class III directors of the Company.

      Set forth below are the name and age of each member of the Board of Directors, including those who are nominees for election as Class III Directors and those whose term of office will continue beyond the date of the meeting. In addition, listed below are the position and offices held by each member, his or her principal occupation and business experience during at least the past five years, the names of other publicly held companies in which he or she serves as a director and the year of the commencement of his or her term as a director of the Company.

Nominees for Election (Class III Directors)

      Tod R. Hamachek, 57, has served as Chairman of the Board and Chief Executive Officer of the Company since October 1997. Prior to that, he served as President and Chief Executive Officer of Penford Corporation, the Company’s former parent, from 1985 through August 1998, and as a director of Penford Corporation from 1983 through August 1998. He is also a director of Northwest Natural, a natural gas distribution company. Mr. Hamachek holds an M.B.A. from the Harvard Business School and a B.A. from Williams College. Mr. Hamachek serves on the Executive Committee of the Board.

      Robert J. Hennessey, 61, has served as a director of the Company since October 1997. Mr. Hennessey served as President and Chief Executive Officer of Genome Therapeutics Corporation, a biotechnology company, from March 1993 until his retirement in November 2000, and served as its Chairman of the Board until March 2003. Prior to joining Genome Therapeutics Corporation, Mr. Hennessey was an independent consultant of Hennessey & Associates, Ltd., a strategic consulting firm to biotechnology and healthcare companies. Prior to that, Mr. Hennessey was Senior Vice President of Corporate Development for Sterling Drug, Inc. and also served in various executive assignments at Merck & Co., Inc., SmithKline Beecham PLC and Abbott Laboratories, each a pharmaceutical company. Mr. Hennessey is a director of Repligen, Inc., a biotechnology company. Mr. Hennessey holds an M.A. in Political Science and an A.B. in Liberal Arts from the University of Connecticut. Mr. Hennessey serves as Chairman of the Compensation and Benefits Committee and is a member of the Executive Committee.

      Dr. John N. Staniforth, 49, has served as a director of the Company since December 1998. Dr. Staniforth has served as the Chief Scientific Officer of Vectura, Limited, a biosciences company in the United Kingdom, since September 1999. Dr. Staniforth is an Honorary Professor of the University of Bath in Bath, England. Prior to joining Vectura, Dr. Staniforth was Professor of Pharmaceutics Technology at the University of Bath from 1980 to 1999. Dr. Staniforth serves as scientific advisor to a number of international pharmaceutical companies and has extensive teaching and research experience, chiefly at the University of Bath, Department of Pharmacy, at Rutgers University and Cornell University in the United States, and at Monash University in Australia. His research into powder mixing technology has been widely published and Dr. Staniforth is the recipient of numerous scientific awards, including the Churchill Fellowship, the Pfizer Medal for Pharmaceutical Research and the Special Upjohn Award for research in the field of microwave and radio-frequency drying, and has been elected Fellow of the American Association of Pharmaceutical Sciences. Dr. Staniforth is also the recipient of the 2003 AstraZeneca Industrial Achievement Award. Dr. Staniforth has served as a consultant to Penwest since its inception and is the co-inventor of the Company’s TIMERx technology.

Class I Directors (Term Expires 2004)

      Paul E. Freiman, 68, has served as a director of the Company since October 1997. Mr. Freiman has served as the Chief Executive Officer and President of Neurobiological Technologies Inc., a biotechnology company, since May 1997 and as Chairman of the Board of Digital Gene Technologies, a biotechnology company, since February 1995. Mr. Freiman served as Chairman and Chief Executive Officer of Syntex Corporation, a pharmaceutical company, from 1990 to 1995. Mr. Freiman is also a director of Calypte Biomedical Corporation, a developer of in vitro testing solutions, and Otsuka America Pharmaceuticals Inc., a pharmaceutical company. Mr. Freiman has been chairman of the Pharmaceutical Manufacturers Association of America (“PhRMA”) and has chaired a number of key PhRMA committees. He is a graduate of Fordham University with a B.S. in Pharmacy and holds an honorary doctorate from the Arnold & Marie Schwartz College of Pharmacy. Mr. Freiman serves as the Board’s lead director and is also a member of the Compensation and Benefits Committee, the Executive Committee and the Audit Committee.

      Rolf H. Henel, 65, has served as a director of the Company since October 1997. Mr. Henel has served as a consultant to the health care industry as a partner of Naimark & Associates P.C. since September 1994. From 1996 to 1997, Mr. Henel was a director and Chief Operating Officer of Immunomedics, Inc., a biopharmaceutical company. From 1978 to 1993, Mr. Henel served in a variety of positions at American Cyanamid Co., a pharmaceutical company, most recently as President of Cyanamid International — Lederle Division, as well as Vice Chairman of Lederle’s Medical Research Planning Committee. He is a director and chairman of the Audit Committee of SciClone Pharmaceuticals, a biopharmaceutical company, and is a director at Draxis Health, Inc., a specialty pharmaceutical company. Mr. Henel holds an M.B.A. from New York University and a B.A. from Yale University. Mr. Henel is a member of the Audit Committee.

Class II Directors (Term Expires 2005)

      Dr. Jere E. Goyan, 73, has served as a director of the Company since October 1997. Dr. Goyan has served as President of Goyan and Hart Associates since January 1999. Dr. Goyan served as President and Chief Operating Officer of Alteon, Inc., a pharmaceutical company, from 1993 to 1998. From 1979 to 1981, Dr. Goyan served as Commissioner of the Food and Drug Administration. Dr. Goyan is currently Dean Emeritus and Professor Emeritus of the School of Pharmacy, University of California, San Francisco where he was Dean from 1967 to 1992 and a Professor from 1956 to 1992. Dr. Goyan is a member of numerous associations and served as President of the American Association of Colleges of Pharmacy in 1978 and of the American Association of Pharmaceutical Scientists in 1990. He has received meritorious awards, including from the University of California, San Francisco, the American Pharmaceutical Association, the Department

of Health and Human Services. Dr. Goyan is the Chairman of the Board of SciClone Pharmaceuticals, a biopharmaceutical firm, and a member of the Boards of Emisphere Technologies, Inc., a biopharmaceutical company, PharmQuest Corporation, a drug development company, and Slil Pharmaceuticals, an early-stage drug discovery company. Dr. Goyan obtained a Bachelor of Science degree from the School of Pharmacy, University of California, San Francisco and a PhD. in Pharmaceutical Chemistry from the University of California, Berkeley.

      Anne M. VanLent, 55, has served as a director of the Company since December 1998. Ms. VanLent has served as Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc. a specialty pharmaceutical company in the field of dermatology since May 2002. Prior to joining Barrier, Ms. VanLent served as a principal of The Technology Compass Group, LLC, a healthcare/technology consulting firm, since she founded it in October 2001. From mid-1997 through October 2001, Ms. VanLent served as Executive Vice President, Portfolio Management of Sarnoff Corporation, a privately-held research and development company which creates and commercializes electronic, biomedical and information technologies. Her last position with Sarnoff was Executive Vice President, Portfolio Management, overseeing creation of spin-off companies and patent and licensing activities. Ms. VanLent served as President of AMV Associates, an emerging growth healthcare consulting firm from March 1994 through August 1997, and as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a biotechnology company, from 1985 through 1993. She currently serves on the Board of Directors of i-STAT Corporation, a public company engaged in the development and commercialization of point of care diagnostics, and serves as a director of a private fuel cell development company. Ms. VanLent received a B.A. in Physics from Mount Holyoke College. Ms. VanLent is the Chair of the Audit Committee.

Committees of the Board

      The Board of Directors has the following standing committees:

•	an Audit Committee,

•	a Compensation and Benefits Committee, and

•	an Executive Committee.

      During fiscal year 2002, the Board of Directors met five times; the Audit Committee met five times; the Compensation and Benefits Committee met three times; and the Executive Committee met two times. The Board of Directors also had several telephonic updates associated with the Company’s sale of the excipient business. Each of the Board Committees also held informal meetings from time to time during fiscal year 2002. All directors attended 75% or more of the formal Board meetings and meetings of committees on which they served. The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

      Audit Committee. The Audit Committee consists of Ms. VanLent, Mr. Henel and Mr. Freiman. The Audit Committee acts under a charter first adopted and approved on October 5, 2000. A copy of the Audit Committee Charter was attached to the Company’s proxy statement for the 2001 annual meeting. Each of the members of the Audit Committee qualifies as independent in accordance with the rules of the Nasdaq stock market. The Audit Committee reviews, acts upon and reports to the Board with respect to accounting, reporting, financial practices and controls of the Company. Its responsibilities include oversight of the Company’s financial reporting process and reviewing the adequacy of the Company’s systems of internal controls. The Audit Committee annually reviews the qualifications and independence of the Company’s independent auditors, the scope and fees of their audit and also reviews and approves their non-audit services and related fees. With respect to non-audit services provided by the independent auditors, the Audit Committee specifically considers whether such services are compatible with the independent auditors’ independence. Upon completion of its review, the Audit Committee makes its recommendation to the Board for the selection of the independent auditors. See “Report of the Audit Committee of the Board of Directors” below.

      Compensation and Benefits Committee. The Compensation and Benefits Committee consists of Messrs. Freiman and Hennessey. The Compensation and Benefits Committee makes recommendations to the Board with respect to the compensation of directors and executive officers, sets the grant of stock-based awards for executive officers of the Company, and supervises the Company’s employee benefit plans. See “Report of the Compensation and Benefits Committee on Executive Compensation” below.

      Executive Committee. The Executive Committee consists of Messrs. Freiman, Hamachek and Hennessey. The Executive Committee exercises all powers and authority of the Board with certain exceptions as provided under Washington law.

Director Compensation

      Non-employee directors were compensated for board fees during the last fiscal year as follows:

Annual retainer for the lead director	$14,500
Annual retainer as a director	7,500
Fee for each meeting of the Board of Directors attended	1,500
Reimbursement for all reasonable expenses incurred in attending
Board or committee meetings

      Additionally, independent directors that serve on the compensation and audit committees are compensated beginning October 1, 2002, as follows:

Annual retainer for a committee chair	$7,500
Annual retainer for a committee member	$2,500

      Each director may elect to receive the above fees in the form of stock options under the Company’s 1997 Equity Incentive Plan. These options, if elected, will be granted as of the date such fees are earned to purchase the number of shares of Common Stock determined by dividing the amount of the fees earned by 25% of the fair market value of one share of Common Stock on the grant date. The exercise price of such options will equal 75% of the fair market value of one share of Common Stock on the grant date and will be immediately exercisable. In 2002, the Company granted options to purchase an aggregate of 17,191 shares of Common Stock pursuant to directors’ elections.

      The Company has a adopted a program for the grant to non-employee directors of options under the 1997 Equity Incentive Plan. Under this program, non-employee directors are granted annual options under the 1997 Equity Incentive Plan to purchase 7,000 shares of Common Stock on the first business day of each calendar year. All such options vest on the first anniversary of the date of grant. However, the exercisability of these options will be accelerated upon the occurrence of a change in control of the Company. The exercise price of all such options granted will equal the fair market value of one share of common stock on the grant date. In addition, upon the date of initial election of any non-employee director, the new non-employee director will be granted the right to receive up to 10,000 shares of restricted Common Stock under the 1997 Equity Incentive Plan. The right to receive these shares will vest in four equal annual installments commencing upon the first anniversary of the date of grant.

      Under the non-employee director stock option program, on January 2, 2002, each non-employee director was granted a stock option to purchase 7,000 shares of Common Stock at an exercise price of $19.76 per share, and on January 2, 2003, each non-employee director was granted a stock option to purchase 7,000 shares of Common Stock at an exercise price of $10.65 per share. In addition, on February 19, 2003 all continuing non-employee directors were granted the right to receive 10,000 shares of restricted Common Stock under the 1997 Equity Incentive Plan. The right to receive these shares will vest in four equal annual installments commencing upon the first anniversary of the date of grant.

Executive Compensation

Summary Compensation Table

      The following table sets forth the total compensation paid by the Company during fiscal years 2002, 2001 and 2000 to the Chief Executive Officer of the Company and the Company’s Senior Vice President, Research and New Technology Development, and Chief Scientific Officer, Senior Vice President, Finance, and Chief Financial Officer, and the Company’s Former Senior Vice President and General Manager, Excipients Business, who were the only executive officers whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2002. These executive officers are referred to as the Named Executive Officers.

SUMMARY COMPENSATION TABLE

				Long Term
				Compensation
				Awards

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options(#)	Compensation(1)

Tod R. Hamachek	2002	$380,000	$100,000	—	$16,976	(2)
Chairman of the Board and Chief	2001	355,000	90,000	75,000	16,976	(2)
Executive Officer	2000	335,000	53,600	—	16,976	(2)

Anand R. Baichwal, Ph.D.	2002	177,000	19,913	20,000	34,697	(3)
Senior Vice President, Research and	2001	168,500	36,902	20,000	35,679	(3)
New Technology Development, and	2000	162,000	15,600	15,000	47,772	(3)
Chief Scientific Officer

Jennifer L. Good	2002	195,000	40,219	32,000	6,984
Senior Vice President, Finance, and	2001	180,000	45,000	32,000	7,875
Chief Financial Officer	2000	160,000	28,800	22,000	7,200

Stephen J. Berté, Jr.	2002	185,000	46,250	25,000	5,515
Former Senior Vice President and	2001	175,000	26,250	20,000	5,481
General Manager, Excipients Business	2000	160,000	17,000	22,000	4,800

(1)	Represents matching contributions under the Penwest Savings and Stock Ownership Plan.

(2)	Includes premiums paid on behalf of the Chief Executive Officer for supplemental life and disability insurance plans.

(3)	Includes amounts paid to Dr. Baichwal under the Baichwal Agreement. See “Certain Relationships and Related Transactions”.

(4)	Mr. Berté’s employment with the Company ended on February 26, 2003 as a result of the sale of the Company’s excipient business.

Option Grants in Last Fiscal Year

      The following table sets forth certain information regarding stock options granted by the Company to the Named Executive Officers during the year ended December 31, 2002:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
					Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates of
	Securities	Total Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(3)
	Options	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year(%)(1)	($/Sh)(2)	Date	5%($)	10%($)

Tod R. Hamachek	—	—	—	—	—	—
Anand R. Baichwal	20,000 (4)	6.9%	$19.13	02/14/2012	$384,984	$975,625
Jennifer L. Good	32,000 (4)	11.0%	$19.13	02/14/2012	240,615	609,766
Stephen L. Berté, Jr.	25,000 (4)	8.6%	$19.13	02/14/2012	300,769	762,207

(1)	Calculated based on an aggregate of 291,087 options granted under the 1997 Equity Incentive Plan to employees during the fiscal year ended December 31, 2002.

(2)	The exercise price is equal to the average of the high and low prices of the Company’s Common Stock as reported by the Nasdaq National Market on the date of grant.

(3)	Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the option term. These values are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock on the date on which the stock options are exercised.

(4)	Each option vests in four equal annual installments commencing on February 13, 2003.

Aggregate Option Exercises in 2002 and Fiscal Year-End Option Values

      The following table sets forth certain information concerning each exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2002 and the number and value of unexercised stock options to purchase shares of common stock of Penwest held by each of the Named Executive Officers as of December 31, 2002.

AGGREGATE OPTION EXERCISES IN 2002 AND FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of
			Underlying		Exercisable/Unexercised
	Shares Acquired	Value	Unexercised Options		In-the-Money Options
	on Exercise	Realized	At Fiscal Year-End(#)		at Fiscal Year-End($)(2)
Name	(#)	($)(1)	Exercisable/Unexercisable		Exercisable/Unexercisable

Tod R. Hamachek	25,000	326,840	$484,875/	$185,626	$1,975,717/	671,461
Anand R. Baichwal	—	—	177,269/	42,500	666,041/	—
Jennifer L. Good	—	—	185,602/	67,000	725,029/	—
Stephen J. Berté, Jr.	10,000	111,762	83,588/	51,000	264,070/	—

(1)	Value realized of options is calculated by subtracting the exercise price of such options from the fair market value of the Company’s Common Stock as of the date of exercise.

(2)	Value of unexercised options at fiscal year-end is calculated by subtracting the exercise price of such options from the fair market value of the Company’s Common Stock as of December 31, 2002 ($10.60 per share).

Report of the Compensation and Benefits Committee on Executive Compensation

      The Compensation and Benefits Committee of Penwest’s Board of Directors is comprised of non-employee, outside directors. The Committee is broadly charged by the Board of Directors with the following responsibilities:

•	Establishing compensation and incentive programs that are directly tied to the long-term financial performance of Penwest, including a balanced combination of targets requiring the achievement of short-term operating goals and longer-term strategic objectives.

•	Encouraging meaningful levels of Penwest stock ownership for key personnel.

•	Directing and monitoring the Company’s benefit plans for all Penwest employees.

•	Establishing the grant of stock-based awards to executive officers.

      Penwest maintains the philosophy that compensation of its executive officers should be directly and materially linked to the long-term results shareholders receive.

      The executive compensation program consists of base salary, an incentive compensation program based on predetermined objectives and stock–based incentive programs.

      Base Salary. The Committee uses outside consultants to identify competitive salary grades and ranges. The Committee directs the outside firm to consider similar sized companies (based on market capitalization and revenue size), geographic factors, similar market-related companies and growth profiles of other companies. These competitive standards are reviewed periodically and are targeted towards the 50th percentile of the companies surveyed. In addition, an executive officer’s performance and potential, as well as changes in duties and responsibilities, are factors that may be considered in adjusting base salaries.

      Incentive Compensation. This program provides for an annual cash payout dependent on achieving predetermined financial goals as well as certain qualitative objectives. The Committee believes strongly that a balanced combination of targets requiring the achievement of short-term operating goals and longer-term strategic objectives translates directly into increasing the long-term value of Penwest stock. Individual incentive compensation target awards are determined by salary grade and are subject to an adjustment based on individual performance. The highest individual target payout is 40% of an individual’s base salary, and the lowest individual target payout is 20%. Payouts can exceed targets when quantitative and qualitative targets are exceeded. For 2002, executive payouts were paid based on achieving operating plan targets and drug development and business development milestones.

      Stock Based Incentive Programs. The Committee strongly encourages all executive officers of Penwest to build a significant ownership position, over time, in Penwest Common Stock. All stock options to executive officers have been granted at market prices. Options under the stock-based incentive programs offered by Penwest consist of four-year non-qualified stock options, and are granted at levels deemed competitive in the marketplace.

      Supplemental Benefit Plans. Supplemental Benefit Plans offered by the Company include a supplemental retirement plan, deferred compensation plan, and survivor benefit life and disability plan. These plans are designed to be competitive with other plans for comparably sized companies. The Company currently only offers these plans to the Chief Executive Officer.

      CEO Compensation. As discussed above, Penwest’s executive cash compensation program includes a base salary and performance-based incentive compensation and stock-based incentive programs. Mr. Hamachek participates in the same incentive compensation programs applicable to other Named Executive Officers. The Committee’s objective is to correlate Mr. Hamachek’s remuneration with the Company’s performance and the achievement of predetermined goals. Mr. Hamachek’s base salary is reviewed annually in an effort to maintain market competitiveness and, based on such review, was increased by 7% for fiscal 2002. Mr. Hamachek’s bonus was paid in March 2003 for fiscal 2002 performance goal results. If the Company had achieved 100% of its stated bonus goals then Mr. Hamachek would have been paid a full 40% of his base salary; however, the Company only achieved 26% of the target and Mr. Hamachek’s bonus was paid at that level. Mr. Hamachek was not granted any stock options to purchase shares of Common Stock in fiscal 2002.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to Penwest executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes that such payments are appropriate and in the best interests of Penwest and its shareholders, after taking into consideration changing business conditions and the performance of its employees.

By the Compensation and Benefits Committee of the Board of Directors of Penwest Pharmaceuticals Co.

Robert J. Hennessey, Chair
Paul E. Freiman

Compensation Committee Interlocks and Insider Participation

      The current members of the Company’s Compensation and Benefits Committee are Messrs. Hennessey and Freiman. N. Stewart Rogers served as a member of the Compensation Committee until September 2002. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation and Benefits Committee of the Company.

Certain Relationships and Related Transactions

      Since January 1, 2002, the Company has not engaged in any transactions with any director or officer of the Company or any security holder holding more than 5% of the Company’s Common Stock or any affiliate of them or the Company, except as described below:

      Under a Recognition and Incentive Agreement (as amended, the “Baichwal Agreement”) with Anand Baichwal, the Company’s Senior Vice President of Research and New Technology Development and Chief Scientific Officer, the Company is obligated to pay to Dr. Baichwal on an annual basis in arrears (i) one-half of one percent of the Company’s Net Sales (as defined in the Baichwal Agreement) of TIMERx Material (as defined in the Baichwal Agreement) to third parties, (ii) one-half of one percent of royalties received by the Company under licenses, collaborations or other exploitation agreements with third parties with respect to the sale, license, use or exploitation by such third parties of products based on or incorporating the TIMERx Material, and (iii) one-half of one percent of payments made in lieu of such Net Sales or royalties and received by the Company. Such payments cease in the event that Dr. Baichwal’s employment is terminated for cause. The Baichwal Agreement also contains non-competition and non-solicitation provisions that expire two years after the termination of his employment. Since January 1, 2002, the Company has paid Dr. Baichwal $27,363 under the Baichwal Agreement as royalties for Net Sales in 2002.

      Under a Royalty Agreement with John N. Staniforth (the “Staniforth Agreement”), a member of the Company’s Board of Directors, the Company is obligated to pay to Dr. Staniforth on an annual basis in arrears one-half of one percent of the Company’s Net Sales (as defined in the Staniforth Agreement) of TIMERx Material (as defined in the Staniforth Agreement) related to the products covered by the TIMERx patents. Prior to February 27, 2003 the Company was also obligated to pay royalties to Dr. Staniforth on products covered by Prosolv patents. In connection with the Company’s sale of its excipient business, the Company entered into an agreement on March 12, 2003 with Dr. Staniforth terminating the royalty payments due under the Staniforth Agreement related to products covered by the ProSolv patents and sold on or after February 27, 2003. In consideration for Dr. Staniforth terminating the Company’s obligation to make Prosolv royalty payments, the Company paid Dr. Staniforth $50,000 and issued to Dr. Staniforth 4,621 shares of the Company’s Common Stock under the 1997 Equity Incentive Plan, which shares were valued at $50,000 based on the average of the high and low trading price of the Company’s Common Stock on March 12, 2003.

      Since January 1, 2002, the Company has paid Dr. Staniforth $27,363 in royalties for Net Sales in 2002 related to the products covered by the TIMERx patents and $26,461 in royalties for Net Sales in 2002 related to the products covered by the Prosolv patents under the Staniforth Agreement.

      Dr. Staniforth also has an annual consulting agreement with the Company for which he is paid $80,000 per year, payable in quarterly payments. The consulting agreement is automatically renewed each year and is cancelable by either the Company or Dr. Staniforth upon thirty days’ prior notice. Any invention that results from this consulting agreement is legally owned by Penwest. Dr. Staniforth also serves on the Scientific Advisory Board of the Company and is paid $1,500 for each meeting attended.

      Stephen J. Berté, Jr., the Company’s former Senior Vice-President and General Manager Excipients, was hired by Josef Rettenmaier Holding GmbH & Co. KG in connection with Rettenmaier’s purchase of the Company’s excipient business. In connection with the sale of the excipient business, the Company agreed to pay Mr. Berté a retention bonus of $92,500 if he remains employed Rettenmaier for at least six months after the closing or is discharged without cause within six months after the closing. In addition, options to purchase 51,000 shares of the Company’s Common Stock held by Mr. Berté that were not then exercisable became immediately exercisable upon the closing of the sale of the excipient business.

Section 16(a) Beneficial Ownership Reporting Compliance

      The federal securities laws require the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2002, all of the Company’s directors, executive officers and greater-than-10% beneficial owners made all required filings on a timely basis.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table provides information as of December 31, 2002 about the Company’s common stock that may be issued upon exercise of options, warrants and rights under all of the Company’s equity compensation plans as of December 31, 2002.

Equity Compensation Plan Information

	(a)	(b)	(c)
			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a))

Equity compensation plans approved by shareholders (1)	2,399,114	$9.37	937,884
Equity compensation plans not approved by shareholders	0	0	0

Total	2,399,114	$9.37	937,884

(1)	Includes:

• 1997 Equity Incentive Plan;

• 1998 Spin-Off Plan; and

• Employee Stock Purchase Plan.

Report of the Audit Committee of the Board of Directors

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and considered the compatibility of nonaudit services with the auditors’ independence.

      The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during fiscal year 2002.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of Penwest Pharmaceuticals Co.

Anne M. VanLent, Chair
Rolf H. Henel
Paul E. Freiman

Stock Performance Graph

      The following graph compares the Company’s cumulative total shareholder return on its Common Stock from August 10, 1998, the record date for the distribution to the shareholders of Penford Corporation, the Company’s former parent, of all the shares of the Company’s Common Stock, through December 31, 2002, the time during which Penwest’s stock traded as a public company, with the cumulative total return on (a) the Nasdaq Market Index, U.S. companies (“Nasdaq U.S.”) and (b) the Nasdaq Pharmaceutical Index (“Nasdaq-Pharmaceutical”). The graph assumes that $100 was invested on August 10, 1998 in the Company’s Common Stock and in the stated indices. The comparison assumes that all dividends are reinvested.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100
December 2002

	August 10,	December 31,	December 31,	December 31,	December 31,	December 31,
	1998	1998	1999	2000	2001	2002

Penwest	$100.00	$74.05	$180.68	$153.29	$237.55	$125.59
Nasdaq U.S.	100.00	118.64	220.48	132.66	105.22	72.22
Nasdaq — Pharmaceutical	100.00	124.33	233.69	290.66	249.80	160.98

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors, on the recommendation of its Audit Committee, has appointed the firm of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2003. Ernst & Young LLP has been the Company’s independent auditors since the Company’s inception. Although shareholder approval of the Board of Director’s appointment of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this appointment. If this proposal is not approved at the meeting, the Board of Directors and the Audit Committee will reconsider this appointment. The Board of Directors recommends a vote in favor of the ratification of the appointment of Ernst & Young LLP.

      Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Independent Auditor Fees and Other Matters

      The aggregate fees billed to the Company for professional services rendered by Ernst & Young LLP for 2002 and 2001 were as follows:

      Audit Fees. Fees for audit services totaled approximately $263,000 in 2002 and approximately $208,000 in 2001. Audit fees principally include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally and procedures performed in connection with SEC registration statements and other filings.

      Audit-Related Fees. Fees for audit-related services totaled approximately $255,000 in 2002 and approximately $44,000 in 2001. Audit-related fees principally include fees for assistance related to the proxy statement filed by the Company in connection with the sale of the excipients business in 2002, audits of the Company’s retirement plan and accounting consultations in 2001.

      Tax Fees. Fees for tax compliance, tax advice and tax planning services totaled approximately $145,000 in 2002 and approximately $26,000 in 2001.

      All Other Fees. No fees for other services were billed in 2002, and other fees totaled approximately $82,000 in 2001. Other fees included fees for investment advisory services relating to the Company’s retirement plan and consultations for the selection of a vendor for the Company’s retirement plan.

      The Audit Committee has considered whether the provision of these services to the Company as well as the fees paid for such are compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee has concluded that such independence can be maintained.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Under Rule 14a-8(e)(2) of the Securities and Exchange Commission, shareholder proposals intended for inclusion in next year’s proxy statement must be directed to the Corporate Secretary at Penwest Pharmaceuticals Co., 39 Old Danbury Road, Suite 11, Danbury, Connecticut 06810-5120, and must be received by January 6, 2004. If the Company does not receive shareholder proposals by this date, it retains the discretion to vote proxies it receives.

      If a shareholder of the Company wishes to present a proposal before the 2004 Annual Meeting but has not complied with the requirements for inclusion of such proposal in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act, such shareholder must give written notice of such proposal to the Secretary of the Company at the principal offices of the Company not less than 60 days nor more than 90 days prior to the 2004 Annual Meeting. Notwithstanding the foregoing, if the Company provides less than 70 days notice or prior public disclosure of the date of the meeting to the shareholders, notice by the shareholders must be received by the Secretary no later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If a shareholder who wished to present a proposal fails to notify the Company by this date, the holders of the proxies that management solicits for that meeting will have discretionary authority to vote on the shareholder’s proposal if it is properly brought before that meeting. If a shareholder makes timely notification, the holders of the proxies may still exercise discretionary authority under circumstances consistent with the Securities and Exchange Commission’s proxy rules.

SOLICITATION OF PROXIES

      The proxy card accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and other employees of the Company, none of whom will receive any additional compensation for their services. The Company reserves the right to retain other outside agencies for the purpose of soliciting proxies. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: Penwest Pharmaceuticals Co., 39 Old Danbury Road, Suite 11, Danbury, Connecticut 06810-5120, Attention: Secretary, (877) 736-9378. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

      The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

PROXY

For the Annual Meeting of the Shareholders of
Penwest Pharmaceuticals Co.

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, revoking all prior proxies, hereby appoint(s) Tod R. Hamachek and Jennifer L. Good, and each of them, as proxies of the undersigned (with full power of substitution in them and each of them) to attend and represent the undersigned at the Annual Meeting of Shareholders of Penwest Pharmaceuticals Co. (the “Company”) to be held at 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810 on Wednesday, June 4, 2003, at 11:00 a.m., and any adjourned sessions thereof, and there to act and vote as indicated, upon all matters referred to on the reverse side and described in the proxy statement relating to the meeting, all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present at the meeting and at any adjourned sessions thereof. Each of the following matters is being proposed by the Board of Directors of the Company. All capitalized terms used in this proxy and not defined herein shall have the meaning ascribed them in the proxy statement relating to the meeting.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side]

- FOLD AND DETACH HERE -

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1.	Election of Directors: 01 Tod R. Hamachek, 02 Robert J. Hennessey and 03 Dr. John N. Staniforth

FOR all nominees listed above except as provided to the right	WITHHELD from all nominees listed above	To withhold authority to vote for any individual nominee, print that nominee’s name on the line provided	I plan to attend the meeting	☐

☐	☐

2.	Ratification of selection and appointment of Ernst & Young LLP as independent auditors for the Company for the current fiscal year:

FOR	AGAINST	ABSTAIN
☐	☐	☐

Date	, 2003

Signature

Signature

Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereof the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

IMPORTANT — PLEASE SIGN AND RETURN THIS PROXY PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

- FOLD AND DETACH HERE -

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/ppco		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report on Form 10-K and Proxy Statement on the Internet at: http://www.penw.com

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